PURPOSE
The Board of Directors (the “Board”) of Commvault Systems, Inc. and its affiliates and subsidiaries (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to provide guidelines with respect to trading Company securities, as well as the securities of publicly traded companies with whom the Company has a business relationship. Insider trading is the buying or selling of a company’s securities (equity, debt, or derivative securities) by the Company’s insiders. While insider trading is not illegal, there are laws designed to ensure all trading in the securities of publicly traded companies by those who have access to information others may not, is fair to everyone. Compliance with this policy helps to safeguard the Company’s reputation and good name and will further ensure the highest level of integrity and ethical standards.
POLICY
Insider Trading Applicability
Company insiders are employees, officers, directors, contractors/consultants (“team members”), and family members and others living in the same household as our team members. Insiders are more likely to have access to information about the Company than others who are not directly connected to the Company.
Every team member has a personal legal responsibility to comply with insider trading laws. As a result of this insider status, it is important to be thoughtful when buying and selling Company securities to be sure insider information that another reasonable investor would consider important in making an investment decision is used.
Trading Window
Team members can trade in Company securities at any time so long as (1) the Company has not otherwise temporarily blocked trading, which is called a “blackout period”, and (2) they do not have “material non-public information.”
The Company schedules regular blackout periods beginning at close of market on the 15th day of the last month of the fiscal quarter and ending at close of market on the second trading day after the release of quarterly earnings. This means: (i) if such 15th day falls on a weekend, the blackout begins at close of market the immediately preceding trading day, and (ii) the trading window opens on the third trading day after an earnings release. When an earnings release occurs pre-market, that announcement day is considered the first trading day. For illustrative purposes, if the Company releases its earnings on (i) Tuesday before the market opens, trading can resume Thursday, or (ii) Tuesday after the market opens, trading can resume Friday, barring any intervening holidays. From time to time, the Company may notify a select group of team members or even the entire company that an additional blackout period is in effect because of significant events or developments involving the Company. Except in individualized, special circumstances approved in advance by the Chief Executive Officer,

Chief Legal Officer, or Chief Financial Officer, no team member may purchase or sell Company securities during these blackout periods.
It should be noted that the following activities are permitted during a blackout period or even when a team member is in possession of material non-public information:
•Acquisition of Company securities through participation in the Company Employee Stock Purchase Plan.
•Acquisition of Company securities pursuant to a stock incentive plan or other employee benefit plan.
•Trades made through a previously established trading plan compliant with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and submitted to the Company for review prior to adoption.
•Acquisition of Company securities as a result of a transfer by will or the laws of descent.
Whether a bona fide gift of securities is a transaction that should be avoided while the person making such gift is aware of material nonpublic information, or is subject to a blackout period, may depend on various circumstances surrounding such gift. Accordingly, you are advised to consult the Company’s Legal team for Preclearance (as defined below) when contemplating such a gift.
Trading in the Company’s securities during a trading window should not be considered a safe harbor, and all team members should use good judgment. Please email legal@commvault.com with any questions.
Material Non-Public Information
Material non-public information is information a reasonable investor would consider important in making an investment decision. Sometimes it is not easy to determine whether the information we have is “material.” There may be judgment to determine whether information is significant enough that a reasonable investor would consider it important in making an investment decision. Examples of information typically considered “material” include:
•Financial results before an earnings release or projections of future earnings or losses.
•A cybersecurity incident that may adversely impact the Company’s business, reputation, or stock value.
•Significant pending or proposed mergers, acquisitions, divestitures, or joint ventures.
•Gain or loss of a significant customer or supplier.
•New product or service announcements of a significant nature.
•Significant pricing changes.
•New equity or debt offerings.
•Actual or threatened litigation or government action, or resolution thereof.
•A change in control of the Company or changes in senior management or the board of directors; and
•Similar information that relates to other publicly traded companies when such information is obtained via the Company’s contracts and relationships.
Information is generally considered “non-public” unless (1) the information has been disclosed in a press release or in a public filing made with the Securities and Exchange Commission (the “SEC”), or (2) the information has been publicly disclosed in some other way and a sufficient amount of time has passed so the information has had an opportunity to be digested in the marketplace. The general guideline to keep in mind is if the Company is in a blackout period, or a team member has material non-public information, buying or selling Company securities is not permitted.

These rules apply to other companies’ securities as well. If a team member has material non-public information about another company which he or she learned in the course of service to the Company, then such team member may not buy or sell that company’s securities.
Tipping
All non-public information relating to the Company is the property of the Company. Confidential information must be protected from disclosure. If any team member were to share material non-public information concerning the Company with someone else or another company, which the team member learned during his or her service to the Company, which leads to trading activity in the securities of the Company or such other company, that team member could be liable for the improper transactions of the third party. This is called “tipping” and the SEC takes enforcement action (including imposing penalties) against people who disclose material non-public information even when they did not themselves actually profit from a resulting transaction.
Short-Sales, Derivative Transactions, Hedging and Pledging Transactions
“Short-selling” occurs when a person sells shares they do not own to benefit from a decline in the Company’s stock price. No team member may, directly or indirectly, sell any securities of the Company if the team member (i) does not own the securities sold or (ii) if the securities are owned, does not either deliver them against such sale within twenty (20) days or does not deposit them in the mail or other usual channels of transportation for delivery within five (5) days.
Team members may not engage in any of the following types of transactions with respect to Company securities:
•Short sales, including short sales “against the box”.
•Purchases or sales of puts, calls, or other derivative securities.
•Purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company securities.
•Pledging as collateral to secure a loan.
Directors and Officers
Directors and Officers of the Company who have access to non-public information about the Company are advised to consult with the Company’s Legal team before engaging in any acquisition or disposition of Company securities (“Preclearance”).
Preclearance is intended to serve the following functions:
•Prevent inadvertent insider trading violations.
•Assist directors and officers in complying with their reporting obligations under federal securities laws.
•Verify compliance with any other obligations under applicable laws.
Officers and directors of the Company must further comply with the limitations on short-swing transactions under the securities laws. The practical effect of these provisions is officers and directors who both purchase and sell Company securities within a six (6) month period must disgorge all profits to the Company, whether or not they had any material non-public information about the Company and whether or not the transactions resulted in any economic gain.
The Company will assist directors and officers with their personal SEC reporting obligations provided confirmation of trade details is promptly delivered to stocksales@commvault.com.

CONSEQUENCES FOR VIOLATION
The consequences for violating insider trading laws can range from disgorgement of the profit gained or loss avoided (even for team members who are not directors or officers), civil fines of up to three (3) times the profit gained or loss avoided, injunctive action by the SEC, being barred from serving as an officer or director of any public company, private actions for rescission or damages, criminal fines up to $5 million (no matter how small the profit from trading), to a prison sentence up to 20 years and termination of employment.
POLICY ADMINISTRATION
This Policy will be periodically reviewed by the Board and may be amended from time to time.